Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of the 12th day of April, 2008, by and between PULASKI FINANCIAL CORP., a Missouri corporation (“PFC”), and WILLIAM A. DONIUS (the “Executive”).

WHEREAS, PFC and the Executive are parties to an amended and restated Employment Agreement dated February 1, 2002, (the “Employment Agreement”);

WHEREAS, the Executive has indicated his intention to terminate his employment with PFC; and

WHEREAS, the Executive and PFC intend the terms and conditions of this Agreement to govern all issues related to the Executive’s employment and separation from PFC.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the Executive and PFC agree as follows:

1. Resignation; Termination of Employment.

a. Resignation. The Executive hereby agrees that, effective as of April 30, 2008 (the “Resignation Date”), he will resign from his positions as President and Chief Executive Officer of PFC and Chief Executive Officer of Pulaski Bank (the “Bank”). The Executive will execute the resignation attached as Exhibit A contemporaneously with his execution of this Agreement. Executive further acknowledges that upon the Effective Date (as defined in Section 17), the Employment Agreement and his employment agreement with the Bank dated February 1, 2000 (the “Bank Agreement”) shall terminate and, thereafter, shall be without force or effect, except to the extent that a provision of either agreement is expressly continued in effect by a provision of this Agreement.

b. Termination of Employment. The parties agree that the Executive’s employment with PFC and the Bank will terminate on April 30, 2008 (the “Termination Date”). On and after the Termination Date, the Executive acknowledges and agrees that he will not represent himself as being an employee of PFC or any company affiliated with PFC (each an “Affiliate”) for any purpose.

2. Post-Termination Benefits. In consideration of the termination of the Employment Agreement and the Bank Agreement and in consideration of the releases provided by the Executive herein, PFC will make the payments and provide the benefits set forth in this Section 2. Subject to the terms and conditions of this Agreement, including the Executive’s executing (and not revoking) this Agreement and the Supplemental General Release (as described in Section 22), the Executive acknowledges and agrees that he will not be eligible for any compensation or benefits after the Termination Date except for the following:

a. Lump Sum Payment. A lump sum cash payment equal to $1,450,000 within five (5) business days after the date the revocation period applicable to the Supplemental General Release (as described in Section 22) lapses, provided that the Executive has not prior thereto revoked the execution of this Agreement or the Supplemental General Release.

b. Insurance Benefits. The Bank will continue, at the Bank’s expense, the Executive’s participation in the Bank’s health, life and disability insurance programs, as the same may be in effect from time to time, for a period of 36 months from the Termination Date. Notwithstanding the foregoing, if, under the terms of the applicable policy or policies for such insurance programs, it is not possible to continue the Executive’s coverage after the Termination Date by reason of his not being an employee, PFC shall pay to the Executive in a single lump sum an amount in cash equal to the present value (determined by applying a six percent discount rate) of the Employer’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated and assuming continued coverage for 36 months. Such payment, to the extent necessary, shall be made at the same time as the payment due under Section 2(a).

c. Stock Compensation; Tax-Qualified Plans. The Executive shall be eligible to receive any vested benefits to which he is otherwise entitled under the tax-qualified retirement plans and stock compensation plans of PFC and its Affiliates in accordance with the terms of such plans and in the case of the stock compensation plans, the terms of any applicable award or grant agreements. Notwithstanding anything in this Agreement to the contrary, (i) all stock options held by the Executive as of the Termination Date shall continue to be exercisable through and including the 90th day after the expiration of the consulting period described in Section 5(e) below and (ii) this Section 2(c) shall, for all purposes, be deemed an amendment of the Executive’s stock option agreements with PFC under any PFC stock compensation plan.

3. Return of Property. The Executive represents to PFC that he has destroyed or returned to PFC any and all files or other property (both tangible and intellectual) of PFC and any Affiliate without retaining any copies or extracts thereof. Notwithstanding the foregoing, the Executive has no duty with respect to any information that has been or is generally available to the public.

4. Full Discharge. The Executive agrees and acknowledges that the payments and benefits provided in this Agreement: (a) are in full discharge of any and all liabilities and obligations of PFC to the Executive, monetarily or with respect to employee benefits or otherwise, including any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of PFC or any Affiliate, including the Employment Agreement, the Bank Agreement and/or any alleged understanding or arrangement between the Executive and PFC or any of its officers or directors; and (b) exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled but for this Agreement under any policy, plan or procedure of PFC or any prior agreement between the Executive and PFC or any Affiliate, except for accrued, vested amounts under any tax-qualified retirement plans and stock-based compensation plans maintained by PFC or any Affiliate which amounts will be paid in accordance with the terms of such plans.

5. Future Conduct and Obligations.

a. The Executive, for himself and for his family (i.e., parents and sibling), heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not (and will use his best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of PFC, any Affiliates or any of their agents, officers, directors, employees and/or stockholders. PFC and the Bank and their directors agree to not issue any press release or other statement that disparages or otherwise impairs the Executive’s business reputation. The foregoing shall not be violated by: (i) truthful statements by either party in response to legal process or required governmental testimony or filings; (ii) statements by PFC or the Bank that they in good faith believe are necessary or appropriate to make in connection with performing their duties to PFC and/or the Bank; or (iii) statements by the Executive that he in good faith believes are necessary or appropriate to make to refute statements of PFC, the Bank, or the officers or directors of either PFC or Bank.

b. The Executive agrees to reasonably assist and cooperate with PFC (and its outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by PFC or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving PFC or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive’s agreement under this Section 5(b) is limited such that any assistance and cooperation shall not unreasonably interfere with Executive’s subsequent employment. PFC will reimburse the Executive for the reasonable out-of pocket expenses incurred as a result of such cooperation.

c. The Executive and the Bank hereby agree that the termination of the Executive’s employment and the termination of the Employment Agreement and the Bank Agreement will not affect or diminish in any way the provisions of the Employment Agreement which impose continuing obligations on him following such termination, and he specifically agrees to treat his termination of employment as an Event of Termination (as defined in Section 4 of the Employment Agreement) and, accordingly, he acknowledges and agrees that he will be subject to the restrictions set forth in Sections 10 and 11 of the Employment Agreement on the terms stated therein.

d. The Executive hereby agrees that for a period of 36 months from and after the Effective Date (as defined in Section 17), neither the Executive nor any of his Affiliates or Associates (as defined below) will, without the written consent of PFC, directly or indirectly, solicit, request, advise, assist or encourage others to (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any assets of PFC; (B) any tender or exchange offer, merger or other business combination involving PFC; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to PFC; or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission the (“SEC”)); (ii) form, join or in any way participate in a “group”, as defined under the Securities Exchange Act of 1934 (the “Exchange Act”); (iii) act, alone or in concert with others, to seek to control or influence the management, the composition of the Board of Directors or the policies of PFC; (iv) nominate any person as a director of PFC or propose any matter to be voted on by stockholders of PFC; (v) take any action which would reasonably be expected to force PFC to make a public announcement regarding any of the types of matters set forth in (i) above; or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The Executive also agree not to request PFC (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). For purposes of this paragraph, the term “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

e. From and after the Resignation Date, the Executive will continue to serve as a member of the Board of Directors of PFC and the Board of Directors of the Bank, in each case, through the expiration of his term as a director, and beginning May 1, 2008, will receive compensation for such service in the same manner and to the same extent as other non-employee directors. The Executive further agrees to serve, and the Board of Directors of the Bank will take such action as may be necessary to appoint Executive, as Chairman of the Bank from the Resignation Date through April 30, 2009. In addition, for a period of 36 months beginning on the Termination Date, Executive hereby agrees to serve as a consultant to PFC with regard to matters relating to the Bank’s operations. During this period, the Executive shall be available for consultation with the board of directors and management of the Bank by teleconference or in person at such times as the parties may mutually agree upon. In consideration of the Executive’s consulting services, he shall receive a retainer of $100,000 for each 12 months of service, payable in monthly installments. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each retainer payment shall be considered a separate payment. In his capacity as a consultant, Executive acknowledges that he will (i) be an independent contractor, (ii) be solely responsible for all taxes due with respect his compensation and (iii) have no authority to bind PFC or the Bank. In the event that, during the consulting period, there occurs a “Change in Control” (as such term is defined in the Employment Agreement), the Executive shall be paid the balance of the consulting retainer otherwise payable over the remaining consulting period in a lump sum within three (3) business days of the Change in Control effective date and, thereafter, the Executive shall continue to provide consulting services on the terms set forth herein through the expiration of the consulting period.

6. General Release.

a. For and in consideration of the payments to be made and the promises set forth in this Agreement, the Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined in Section 17), including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b. Without limiting the generality of the previous paragraph, this Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) any claim under the Missouri Human Rights Act; (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c. PFC and the Executive acknowledge and agree that the release set forth in this Section 6 does not in any way affect: (1) the Executive’s rights of indemnification to which the Executive was entitled immediately prior to the Resignation Date under Section 21 of the Employment Agreement; (2)

the Executive’s vested rights under any tax-qualified retirement plans or stock-based compensation maintained by PFC; and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of this Agreement.

d. For purposes of this Release, the “Released Parties” means PFC, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

7. No Existing Suit. The Executive represents and warrants that, as of the Effective Date of this Agreement, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against PFC or any Affiliate. PFC and its Affiliates represent and warrant that, as of the Effective Date, neither PFC nor any of its Affiliates has filed or commenced any suit, claim, charge, complaint, action, arbitration or legal proceeding of any kind against the Executive.

8. Certain Forfeitures in Event of Breach or Other Liability to PFC. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, if the Executive materially breaches any obligation under this Agreement, or there is a final determination by a court of competent jurisdiction or an arbitrator, or an agreement by the Executive as part of a settlement, that the Executive is otherwise liable to PFC or its Affiliates, PFC retains the right to recoup any and all payments and benefits provided for in Section 2, any damages suffered by PFC or its Affiliates, plus reasonable attorneys’ fees incurred in connection with such recovery and, to the extent that such benefits have not been fully disbursed to the Executive, PFC reserves its rights to stop all future disbursements of such benefits, except to the extent that such action is prohibited by law or would result in the invalidation of the release provided by the Executive under this Agreement. The parties agree that any breach of the covenants in Sections 10 and 11 of the Employment Agreement shall be deemed a material breach of an obligation under this Agreement.

9. Company Release. For and in consideration of the promises set forth in this Agreement, PFC and each of its Affiliates hereby forever releases, waives and discharges the Executive from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which PFC and each of its Affiliates ever had, now have, or hereafter may have against the Executive by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined in Section 17), including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with PFC or its Affiliates; provided, however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release the Executive from (a) any intentional or knowing violations of law or regulation, (b) any intentional acts of misconduct engaged in by the Executive while employed as an employee of PFC or Bank or while serving as an officer or director of PFC or Bank, including misappropriation, fraud or theft or (c) any other act or omission that would constitute grounds for terminating the Executive’s employment for “cause” (as defined in the Employment Agreement).

10. Indemnification. The Executive shall continue to be entitled to indemnification under Section 21 of the Employment Agreement. In addition, PFC shall continue to cover the Executive under

PFC’s directors’ and officers’ liability insurance policies on the same basis as other officers and directors while liability exists with regard to such actions or inactions and for his continuing service as a director.

11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior promises or agreements made by, to, or between the parties, whether oral or written with respect to the subject matter hereof, including the Employment Agreement (other than as specifically provided herein) and the Bank Agreement. This Agreement may not be amended except by a writing signed by all parties. There are no other promises, agreements, or commitments made by, to, or between the parties, other than those set forth in the written text of this Agreement.

12. Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Missouri without regard to principles of conflict of laws.

13. No Transfer by Executive. The Executive represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement. This Agreement is personal to the Executive and he may not assign, pledge, delegate or otherwise transfer any of his rights, obligations or duties under this Agreement.

14. Dispute Resolution; Expenses.

a. The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will be adjudicated only by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except that the decision of the arbitrator(s) must not be a compromise but must be the adoption of the submission by one of the parties), and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration will be held in St. Louis, Missouri, or such other place as may be agreed upon at the time by the parties to the arbitration.

b. In the event that either party hereto brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs (including the arbitrator’s fees and expenses) in such action or proceeding in addition to any other relief to which such prevailing party may be entitled.

c. Notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by either party of the provisions of Section 5(a), (i) the parties acknowledge the other party’s remedies at law would be inadequate and, in recognition of this fact, each party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, such party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and (ii) any controversy or claim arising out of or relating to Section 5(a) of this Agreement will not be settled by mediation or arbitration and the parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court in St. Louis, Missouri for any suit, action or proceeding arising out of or relating to or concerning Section 5(a) of this Agreement.

15. Notices. Any notice, waiver or other communication given hereunder will be delivered (except as set forth in Section 17 in respect of a written notice of revocation) as follows: (a) in the case of PFC, by personal delivery, certified or registered mail (return receipt requested), or delivery by a recognized overnight commercial courier, addressed to PFC at its main office; and (b) in the case of the Executive, by personal delivery, certified or registered mail (return receipt requested), or delivery by a recognized overnight commercial courier, addressed to the last address on the records of PFC. Notices served will be deemed given and effective upon actual receipt (or refusal of receipt).

16. Nonadmissibility. Nothing contained in this Agreement, or the fact of its submission to the Executive, will be admissible evidence against either party in any judicial, administrative, or other legal proceeding (other than an action for breach of this Agreement), or be construed as an admission of any liability or wrongdoing on the part of either party or of any violation of federal, state, or local statutory law, common law or regulation.

17. Knowing and Voluntary Waiver. By signing this Agreement, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Agreement with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this Agreement; (d) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided to him under this Agreement is sufficient to support the releases provided by him under this Agreement; (f) he may revoke his execution of this Agreement within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes, this Agreement becomes effective and enforceable, provided that the Executive does not revoke this Agreement during the revocation period (the “Effective Date”). Any revocation of the Executive’s execution of this Agreement must be submitted, in writing, to PFC at its main office to the attention of the Chairman of the Board of Directors stating “I hereby revoke my execution of the Agreement.” The revocation must be personally delivered to the Chairman of the Board of Directors or mailed to the Chairman of the Board of Directors and postmarked within seven days of the Executive’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Executive agrees that if he does not execute this Agreement or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 2.

18. Tax Matters.

a. PFC may withhold from any amounts payable under this Agreement or otherwise such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement available to PFC’s employees) pursuant to any applicable law or regulation.

b. The parties agree that the payments and benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and, accordingly, this Agreement shall be interpreted to be in compliance therewith.

19. Third Party Beneficiaries. Each Released Party will be a third party beneficiary to this Agreement, with full rights to enforce this Agreement and the matters documented herein.

20. Interpretation. The parties hereto acknowledge and agree that: (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of the Agreement and have contributed to their revision; and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of the Agreement.

21. Counterparts. This Agreement may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) with counterpart signature pages or in counterparts, each of which together constitute one and the same instrument.

22. Supplemental General Release. The Executive agrees to deliver to PFC an executed Supplemental General Release attached as Exhibit B within 21 days after the Termination Date. The Executive hereby acknowledges and agrees that all PFC covenants (including PFC’s obligation to make or provide payments and benefits pursuant to Section 2) that relate to its obligations after the Termination Date are contingent upon the Executive’s execution of (and not revoking) the Supplemental General Release.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first set forth above.

EXECUTIVE	PULASKI FINANCIAL CORP.

/s/ William A. Donius	/s/ Lee S. Wielansky
William A. Donius	By:	Lee S. Wielansky
	Its:	Chairman of the Board

EXHIBIT A

RESIGNATIONS

Effective as of April 30, 2008, I hereby resign from my positions as President and Chief Executive Officer of Pulaski Financial Corp., a Missouri Corporation and as Chief Executive Officer of Pulaski Bank, a Federal Savings Bank.

I acknowledge that such resignations are not on account of any disagreement with Pulaski Financial Corp. or Pulaski Bank relating to their operations, policies or practices.

/s/ William A. Donius
William A. Donius

EXHIBIT B

Supplemental General Release

This Supplemental General Release, dated as of             , 2008, is delivered by William A. Donius (the “Executive”) to and for the benefit of the Released Parties (as defined below). The Executive acknowledges that this Supplemental General Release is being executed in accordance with Section 22 of the Separation and Release Agreement dated April 12, 2008 (the “Agreement”).

1. General Release.

a. The Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b. Without limiting the generality of the previous paragraph, this Supplemental General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) the Missouri Human Rights Act; (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c. The foregoing release does not in any way affect: (1) the Executive’s rights of indemnification to which the Executive was entitled immediately prior to the Resignation Date (as defined in the Agreement) under Section 21 of the Employment Agreement (as defined in the Agreement); (2) the Executive’s vested rights under any tax-qualified retirement plan or stock compensation plan maintained by PFC or its Affiliates (both as defined in the Agreement); and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of the Agreement.

d. For purposes of this Supplemental General Release, the “Released Parties” means PFC, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2. No Existing Suit. The Executive represents and warrants that, as of the Effective Date (as defined below), he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against PFC or its Affiliates.

3. Knowing and Voluntary Waiver. By signing this Supplemental General Release, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Supplemental General Release with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this Supplemental General Release; (d) he has agreed to this Supplemental General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under Agreement is sufficient to support the releases provided by him under this Supplemental General Release; (f) he may revoke his execution of this Supplemental General Release within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this Supplemental General Release (the “Effective Date”), this Supplemental General Release becomes effective and enforceable, provided that the Executive does not revoke it during the revocation period. Any revocation of the Executive’s execution of this Supplemental General Release must be submitted, in writing, to PFC at its main office, to the attention of the Chairman of the Board, stating “I hereby revoke my execution of the Supplemental General Release.” The revocation must be personally delivered to the Chairman of the Board or mailed to the Chairman of the Board and postmarked within seven days of the Executive’s execution of this Supplemental General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Executive agrees that if he does not execute this Supplemental General Release or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 2 of the Agreement. The Executive must execute this Supplemental General Release on or before the date that is 21 days after the Termination Date (as defined in the Agreement).

This Supplemental General Release is final and binding and may not be changed or modified.

Date:
William A. Donius

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